Exhibit 10.82.1

Agreement

to Agency Agreement No. KT-355/1208 of December 29, 2008,

hereinafter referred to as the Agency Agreement

Moscow	Date: December 29, 2008

Closed Joint-Stock Company TV DARYAL (OGRN 1027739313205), hereinafter referred to as the Principal, represented by V.V. Kartashkov, General Director, acting on the basis of the Articles of Association, on the one part, and

Closed Joint-Stock Company Kompaniya TSV (OGRN 5077746859757), hereinafter referred to as the Agent, represented by S.A. Vasiliev, General Director, acting on the basis of the Articles of Association, on the other part, hereinafter jointly referred to as the Parties, have signed this Agreement to the Agency Agreement as follows:

Capitalized terms used herein but not otherwise defined herein shall have the meanings defined in the Agency Agreement.

1. For the purpose of fulfilling the assignment stipulated by the terms and conditions of the Agency Agreement, pursuant to which the Agent undertakes, in return for fee, to perform at the Principal’s instruction, on its own behalf and at the Principal’s expense, legal and other acts related to the sale to Clients of advertising services rendered by the Principal from January 1, 2009, the Agent shall perform, including, but not limited to, the following activities:

1.1.          The Agent shall provide the Principal with access (via Interent, dial-up or dedicated line connection) to the localized version of the Computer-Based Television Advertising Placement System containing data on the placements of the Federal Advertising (hereinafter referred to as the Federal Advertising TAPS) and shall maintain its proper operation.

1.2. The Agent shall provide weekly consultations and submit recommendations as regards  the programming of the Network Program Block:

1.2.1. The Agent shall carry out the analysis of the current Network Program Block programming schedule:

•                                           Analysis of the dynamics of the total television audience;

•                                           Analysis of the dynamics of the Network share by the audience;

•                                           Analysis of the dynamics of the television programs’ viewing time;

•                                           Generation of the Network top-list;

•                                           Identification of the least popular programs of the Network.

1.2.2. The Agent shall carry out the analysis of the prospective Network Program Block schedule:

•                                           Study of prospects of a new Network Program Block schedule from the point of view of the audience viewing;

•                                           Analysis of prospects of various options of programs’ relocation;

•                                           Analysis of prospects of broadcasting films in the Network Program Block.

The results of said analysis shall be delivered by the Agent in the form of oral reports to be presented on a weekly basis at meetings of the Principal’s employees. If necessary (at the Principal’s written instruction) recommendations proposed by the Agent shall be documented on paper.

1.2.3. The Agent shall analyze the commercial value of new television formats of the Principal (television programs, feature films, etc.):

•                                           Identification of the prospective target audience;

•                                           Elaboration of recommendations for identifying the most effective arrangement in the Network Program Block.

The results of said analysis shall be delivered by the Agent when requested at informational meetings of the Principal’s employees. If necessary (at the Principal’s written instruction) recommendations proposed by the Agent shall be executed on paper.

1.3.          The Agent shall plan the broadcast schedule of the Federal Advertising blocks in the Network Program Block.

1.4.          The Agent shall determine if it is possible to broadcast social Federal Advertising in the Network Program Blocks not booked for commercial advertising; the Agent shall determine if it is possible to relocate commercial advertising blocks so that the Principal may broadcast social advertising.

1.5.  For the purpose of generating quotations for Clients with respect to Clients’ advertising placement orders as well as for the purpose of planning and optimizing advertising campaigns in the Network Program Blocks the Agent shall calculate the forecast share of the audience of programs and advertising blocks and analyze its actual values. The Agent shall also estimate forecast data on the total television audience volume.

1.6. For the purpose of generating quotations for Clients to enable the latter to order advertising services the Agent shall arrange the Federal Advertising TAPS as follows:

1.6.1. Transfer information from the Network Program Block schedule received from the Principal on paper (and/or in electronic form) to the Federal Advertising TAPS.

1.6.2. Currently update the information stored earlier based on the information on changes in the Network Program Block schedule received from the Principal.

1.6.3. Plan and optimize on a current basis in the Federal Advertising TAPS advertising campaigns in the Network Program Block:

•  Conduct media planning (preparation of the Federal Advertising placement schedules);

•  Review, adjust and update Federal Advertising placement schedules delivered by third parties (advertisers or other parties representing advertisers under corresponding agreements) and store the final data in the Federal Advertising TAPS;

•  Currently update the advertising placement schedules earlier stored into the Federal Advertising TAPS.

1.6.4. Compile and update on a continuous basis in the Federal Advertising TAPS a catalogue listing names of: advertisers (including advertising agencies representing advertisers’ interests), goods, commercials, as well as compile and update a separate catalogue listing advertising and informational materials stored in the archive (hereinafter referred to as catalogues).

1.6.5. Edit in the Federal Advertising TAPS the Network telemetry data against those of the Independent Monitoring Company (bring the Network Program Block schedule in line with the actual Network Program Block broadcast time: adjust the broadcast time of programs, advertising blocks, etc.).

1.7. The Agent shall check if the information contained in the Federal advertising and informational materials broadcast within corresponding advertising blocks is consistent with the Network creative concept.

1.8. The Agent shall regulate the Federal Advertising volumes, including based on the advertiser and the advertised product.

1.9. The Agent shall adapt advertising and informational materials accepted to be broadcast under transactions conducted by the Agent.

1.10. The Agent shall generate a digital archive of the Federal Advertising and ensure the integrity of advertising materials in electronic format during one year after the corresponding advertising material is broadcast. At a special instruction of the Principal particular advertising materials can be stored in the archive for a longer period of time.

If necessary, the Agent shall be required to provide the Principal with any advertising material.

1.11. The Agent shall check if the contents of advertising materials under transactions conducted by the Agent are compliant with effective Russian law.

1.12. The Agent shall deliver video tapes with recorded advertisements to the Principal’s address (at: 2nd floor “Viedoteca”, Bldg. 1, 16 Dokukina Street, Moscow). If necessary, within two days upon receipt (by telephone and/or fax) of the Principal’s request, the Agent shall deliver advertising materials to the Principal’s address anew (at: 2nd floor “Viedoteca”, Bldg. 1, 16 Dokukina Street, Moscow).

1.13.  The Agent shall provide data required for generating edit lists of the advertising schedules for broadcasting Federal Advertising in the Network Program Block.

1.14. The Agent shall provide data required for generating broadcast statements containing information about placements of Federal Advertising, as regards all advertising campaigns broadcast in the Network Program Block, taking into accout data of the Independent Monitoring Company.

1.15. Organize and handle operations related to the resolution of claims and disputes under agreements signed with Clients that failed to complete transactions, after analyzing circumstances under which the Principal’s services failed to be paid for (the total term for the provision of services under Client Agreements, the outstanding payment period, the Client’s creditworthiness and other factors that can delay the Client’s payment for the advertising services), including procedural assistance if said operations are carried out by the Principal’s subdivisions.

1.16. The Agent shall receive from Clients, register, systematize and deliver in electronic form and on paper, in a format adapted for further use by the Principal, information about music authors, texts and videos used in commercials broadcast in the Network Program Block under transactions conducted by the Agent.

2. For the purpose of performing the acts/actions specified in Paragraph 1 of this Agreement the Agent may bring in third parties, in which case the Agent shall remain liable to the Principal for any actions of said third parties; costs related to the payment of third party services shall be paid for as per Paragraph 3 of this Agreement.

3. The Parties hereby agree that the agency fee payable by the Principal to the Agent pursuant to the terms and conditions of the Agency Agreement,  amounting to 12% of the Principal’s actual gross revenue, shall fully cover the Agent’s costs incurred in connection with performing the activities specified in Paragraph 1 of this Agreement, including any other reasonable and commercially expedient expenses incurred by the Agent when the latter executes the Principal’s assignment under the Agency Agreement; said costs and expenses shall not be subject to be reimbursed by the Principal on a separate basis.

The Parties may agree on special reimbursement of expenses that are not included into ordinary expenses (expenses incurred by the Agent when conducting its ordinary business as defined in the previous passage of this paragraph) that can be incurred, however, by the Agent in special (extraordinary) cases and situations when the Agent conducts its business as the Agent under the Agency Agreement, provided that said expenses have been agreed upon by the Parties beforehand (prior to the moment said expenses are incurred) and confirmed by the Agent’s reasonable (supplied with corresponding documents) request.

4. This Agreement has been executed and signed in two counterparts of equal legal effect, one for each Party.

5. This Agreement shall come into effect upon its signing and shall constitute an integral part of the Agency Agreement.

Signatures and Seals of the Parties:

Principal:	Agent:

/s/ V.V. Kartashkov	/s/ S.A. Vasiliev
(V.V. Kartashkov) L.S.	(S.A. Vasiliev) L.S.